Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON-GAAP For the three and six months ended June 30, 2011 and 2010

	Three months ended		Six months ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Reconciliation of Non-GAAP measure:
Net income (loss)	$73.9	$38.4	$92.9	$(20.6)
Income tax provision	45.0	37.1	56.8	27.2
Interest expense, net	46.0	43.9	91.1	84.1
Loss on early extinguishment of debt	—	—	12.8	—
Depreciation and amortization	41.3	35.6	81.4	66.5

Earnings before interest, taxes, depreciation and amortization (EBITDA)	206.2	155.0	335.0	157.2

Other adjustments:
Fair market value adjustment to inventory	—	25.3	5.3	25.3
Transaction costs	—	(6.6)	—	14.5
Impairment of goodwill and other intangible assets	—	18.3	—	18.3
Venezuela hyperinflationary and devaluation charges	—	—	—	78.1

As Adjusted EBITDA (Segment earnings)	$206.2	$192.0	$340.3	$293.4

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange and acquisitions from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth for the three and six months ended June 30, 2011:

	Three months ended June 30, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	11.1%	2.1%	12.8%	(7.7)%	2.1%	8.2%
Foreign exchange impacts	(4.2%)	(1.4%)	(5.0%)	(0.6%)	—%	(3.5%)
Less: Acquisitions	(4.1%)	—%	(10.2%)	—%	—%	(4.4%)

Organic net sales growth	2.8%	0.7%	(2.4%)	(8.3%)	2.1%	0.3%

	Six months ended June 30, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	10.7%	2.4%	48.1%	(0.2%)	10.9%	15.4%
Foreign exchange impacts	(2.8%)	(1.1%)	(3.6%)	(0.4%)	—%	(2.4%)
Less: Acquisitions	(3.7%)	—%	(47.5%)	—%	—%	(11.4%)

Organic net sales growth	4.2%	1.3%	(3.0%)	(0.6%)	10.9%	1.6%